                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant / X /
Filed by a party other than the registrant
Check the appropriate box:

/   /  Preliminary proxy statement
/ X /  Definitive proxy statement
/   /  Definitive additional materials
/   /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        COEUR D'ALENE MINES CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                        COEUR D'ALENE MINES CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/ X /  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/   /  $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).
/   /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transactions applies:

- --------------------------------------------------------------------------------

  (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- --------------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

/   / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

- --------------------------------------------------------------------------------

  (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

  (3) Filing party:

- --------------------------------------------------------------------------------

  (4) Date filed:

                        COEUR D'ALENE MINES CORPORATION

                        400 COEUR D'ALENE MINES BUILDING
                               POST OFFICE BOX I
                                505 FRONT AVENUE
                           COEUR D'ALENE, IDAHO 83814

                                                                   April 1, 1994

Dear Shareholder:

     We are pleased to invite you to attend our Annual Meeting. This year it will be held the morning of Tuesday, May 10, 1994, at 9:30 A.M., local time, at The Coeur d'Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d'Alene, Idaho. The primary business of the meeting will be to elect directors and ratify the selection of independent accountants.

     A Notice of the Annual Meeting and the Proxy Statement follow. You will also find enclosed a proxy card. We invite you to attend the meeting in person, but if this is not feasible, we think it wise for you to be represented by proxy. Therefore, if you cannot attend the meeting, we urge you to sign the enclosed proxy card and mail it promptly in the return-addressed, permit-stamped envelope which we have provided for your convenience.

                                            Sincerely,

                                            /s/ DENNIS E. WHEELER

                                            Dennis E. Wheeler
                                            Chairman of the Board,
                                            President and Chief Executive
                                            Officer

                        COEUR D'ALENE MINES CORPORATION

                        400 COEUR D'ALENE MINES BUILDING
                                505 FRONT AVENUE
                               POST OFFICE BOX I
                           COEUR D'ALENE, IDAHO 83814

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

     Notice is hereby given that the Annual Meeting of Shareholders of Coeur d'Alene Mines Corporation (the "Company"), an Idaho corporation, will be held at The Coeur d'Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d'Alene, Idaho, on Tuesday, May 10, 1994, at 9:30 A.M., local time, for the following purposes:

          1. To elect a Board of Directors of the Company consisting of seven persons to serve for the ensuing year or until their respective successors are duly elected and qualified;

          2. To ratify the selection of Ernst & Young as public accountants for the Company for the current fiscal year;

          3. To vote on a shareholder proposal set forth in the enclosed Proxy Statement; and

          4. To transact such other business as properly may come before the meeting.

     Nominees for directors are set forth in the enclosed Proxy Statement.

     Only shareholders of record at the close of business on March 23, 1994, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting.

                                          By order of the Board of Directors,

                                          /s/ WILLIAM F. BOYD

Coeur d'Alene, Idaho                      William F. Boyd
April 1, 1994                             Secretary

                             YOUR VOTE IS IMPORTANT

     Please date, sign and promptly return the enclosed proxy so that your shares may be voted in accordance with your wishes.

     Mail the proxy in the enclosed envelope, which requires no postage if mailed in the United States.

     The giving of the proxy does not affect your right to vote in person should you attend the meeting.

                                         PROXY STATEMENT
GENERAL

     This Proxy Statement is furnished in connection with the solicitation, by the Board of Directors of Coeur d'Alene Mines Corporation (the "Company"), of proxies of shareholders to be voted at the Annual Meeting of Shareholders to be held on May 10, 1994, and any and all adjournments thereof.

     Any shareholder executing a proxy retains the right to revoke it at any time prior to its being exercised by giving notice to the Secretary of the Company.

     This Proxy Statement and the accompanying proxy are being mailed or given on or about April 1, 1994 to shareholders of the Company.

                               VOTING SECURITIES

     All shareholders of record as of the close of business on March 23, 1994, are entitled to vote at the Annual Meeting or any adjournment thereof upon the matters listed in the Notice of Annual Meeting. Each shareholder is entitled to one vote for each share held of record on that date, except that shareholders have cumulative voting rights in the election of directors. As of the close of business on March 23, 1994, a total of 15,354,637 shares of common stock, $1 par value per share (the "Common Stock"), were issued and outstanding.

     Under cumulative voting for directors, the number of votes a shareholder may cast is the number of shares held, multiplied by the number of directors being elected. Those votes may be cast however desired. For example, if you own 100 shares and seven directors are being elected, you have 700 votes which you may either cast for one candidate or distribute among the candidates, as you desire.

     Shares represented by a proxy will be voted according to the instructions, if any, given in the proxy. Unless otherwise instructed, the person or persons named in the proxy will vote (1) FOR the election of the seven nominees for directors listed herein (or their substitutes in the event any of the nominees is unavailable for election) or, in their discretion, they may vote cumulatively for all or a lesser number of such nominees in order to elect the maximum number of Management's nominees; (2) FOR the ratification of the selection of Ernst & Young as the Company's independent public accountants; (3) AGAINST the shareholder proposal set forth herein; and (4) in their discretion with respect to such other business as properly may come before the meeting.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting. The number of shares represented at the meeting in person or by proxy will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.

     The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers or regular employees of the Company in person or by telephone or telegram. The Company has retained Morrow & Company, Inc., New York, New York, to assist it in the solicitation of proxies. That firm's charge to the Company will be $7,500 plus out-of-pocket expenses.

                             ELECTION OF DIRECTORS

     Seven directors are to be elected at the Annual Meeting, each to serve for one year or until his successor is elected and qualified. All of the nominees currently are members of the Board. Proxies will be voted at the Annual Meeting, unless authority is withheld, FOR the election of the seven persons named below, or in the sole discretion of the persons named in the accompanying proxy, for a lesser number of such nominees in order to elect the maximum number of Management's nominees. The Company does not contemplate that any of the persons named below will be unable, or will decline, to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy will vote for a substitute, or substitutes, in their discretion.

                                                                                        DIRECTOR
                                  NOMINEE                                       AGE      SINCE
- ----------------------------------------------------------------------------    ---     --------
Dennis E. Wheeler...........................................................    51        1968
  Chairman of the Board of the Company since May 1992; President since
  December 1980; Chief Executive Officer since December 1986; Chief
  Administrative Officer from December 1980 to December 1986; Secretary from
  January 1980 to December 1980; Senior Vice President and General Counsel
  from 1978 to 1980. Director of Sierra Pacific Resources (a public utility holding company).
Joseph C. Bennett...........................................................    61        1981
  Mining Consultant. Director of Conwest Exploration Company, Limited.
Duane B. Hagadone...........................................................    61        1987
  President of The Hagadone Corporation, a company engaged in the newspaper and communications businesses, since 1966; Chairman of the Board of
  Hagadone Hospitality Co., which is engaged in the hotel and restaurant businesses, since 1983. Director of Washington Water Power Company.
James J. Curran.............................................................    54        1989
  Chairman of the Board and Chief Executive Officer, First Interstate Bank,
  Northwest Region; Chairman of the Board and Chief Executive Officer, First
  Interstate Bank of Oregon, N.A. from February 1991 to October 1991;
  Chairman, President and Chief Executive Officer of First Interstate Bank
  of Denver, N.A., from April 1990 to January 1991; Chairman, President and
  Chief Executive Officer of First Interstate Bank of Idaho, N.A., from July
  1984 to March 1990.
James A. Sabala.............................................................    39        1989
  Senior Vice President and Chief Financial Officer of the Company since
  June 1989; Vice President -- Finance from 1987 to June 1989; Treasurer since 1982; and Secretary from 1986 to March 1990. Certified Public
  Accountant.

                                                                                        DIRECTOR
                                  NOMINEE                                       AGE      SINCE
- ----------------------------------------------------------------------------    ---     --------
James A. McClure............................................................    69        1991
  Attorney with the Boise, Idaho law firm of Givens, Pursley & Huntley;
  President of the Washington, D.C. consulting firm of McClure, Gerard &
  Neuenschwander, Inc. United States Senator from Idaho from 1972 to 1990;
  former Chairman of the Senate Energy and Natural Resources Committee.
  Director of Idaho Power Company, Boise Cascade Corporation (natural resources company) and The Williams Companies (petroleum and telecommunications company).
Jeffery T. Grade............................................................    51        1993
  Chairman of the Board and Chief Executive Officer of Harnischfeger
  Industries, Inc., which is engaged in the manufacture of mining and material handling equipment and paper-making machinery and in computerized information systems and engineering services, since 1993; previously served as President and Chief Executive Officer of that corporation from
  1992 to 1993 and President and Chief Operating Officer of that corporation from 1986 to 1992. Director of Harnischfeger Industries, Inc., Crucible
  Materials Corporation (a manufacturer of special materials) and Measurex
  Corporation (a manufacturer of control systems).

MANAGEMENT RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS OF THE COMPANY.

     The Board of Directors of the Company met six times during 1993. The Company has an Audit Committee, consisting of Messrs. Curran, Grade and McClure, which met three times during 1993. The Board also has a Compensation Committee, consisting of Messrs. Bennett, Grade and Hagadone, which met three times during 1993. Each director attended all of the meetings of the Board of Directors and committees on which he served except Messrs. Grade and McClure, each of whom was absent for one meeting. The Company also has an Executive Committee of its Board on which Messrs. Bennett, Hagadone and Wheeler currently serve and which is authorized to act in the place of the Board of Directors on limited matters which require action between Board meetings. The Board of Directors does not have a nominating committee.

                                SHARE OWNERSHIP

     The following table sets forth information, as of March 23, 1994, concerning the beneficial ownership of the Company's Common Stock by the only shareholder known by the Company to be the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock, by each of the nominees for election as directors, and by all directors/nominees and executive officers of the Company as a group:

                                                                  SHARES OF THE
                                                                 COMPANY'S STOCK           PERCENT OF
                                                                BENEFICIALLY OWNED         OUTSTANDING
                                                                ------------------         -----------
FMR Corp.....................................................        1,832,858(1)             11.94%
Dennis E. Wheeler............................................           77,995(2)(3)(4)         .51
Joseph C. Bennett............................................            1,548(2)               .01
James A. Sabala..............................................           22,718(2)(3)(4)         .15
Duane B. Hagadone............................................              100                *
James J. Curran..............................................              100                *
James A. McClure.............................................              350(2)             *
Jeffery T. Grade.............................................              100                *
All officers and nominees for director
  as a group (12 persons)....................................          132,939(3)(4)            .87

- ---------------

(*) Holding constitutes less than .0l% of the outstanding shares.

(1) FMR Corp. is an investment advisory firm that serves as investment advisor to several investment companies that own the above reported shares. Its address is 82 Devonshire Street, Boston, Mass. 02109.

(2) Individual shares investment and voting powers over certain of his shares with his wife. The other directors have sole investment and voting power over their shares.

(3) Holding includes 4,178 shares held in the Coeur d'Alene Mines Corporation Profit Sharing Retirement Trust of which the officer is a Trustee.

(4) Holding includes the following shares which may be acquired upon the exercise of exercisable options outstanding under the Company's 1989 Long-Term Incentive Plan: Dennis E. Wheeler -- 35,036 shares; James A. Sabala -- 9,983 shares; and all officers and directors as a group -- 58,330 shares.

                        COMPENSATION AND RELATED MATTERS

HISTORY AND OBJECTIVES OF THE COMPANY'S EXECUTIVE COMPENSATION PLAN

     The Company has an Executive Compensation Plan (the "Plan") which was approved by the shareholders in 1989 and was amended by the Board in certain respects during 1993. Prior to putting the Plan in place, the Company engaged a leading consultant in the field to render advice on the structure of a Plan which would provide incentives to executive officers to meet short-term and long-term objectives and attract, retain and motivate key executives that significantly affect Company performance. The Company believes the Plan is structured to motivate the key executives to best serve the shareholders by conducting business in a manner that enhances shareholder value.

COMPENSATION COMMITTEE

     The Company has a Compensation Committee composed entirely of outside directors. The Committee worked with the independent consultant and with the Chief Executive Officer to assure that the Plan met the objectives set forth above, and is consistent with other plans in the mining industry. In addition, the Compensation Committee meets annually to set executive compensation for the year, to review recommendations of the independent consultant and to recommend compensation to the Board of Directors. The selection of officers receiving grants of nonqualified stock options and awards of restricted stock under the Plan, and decisions concerning the timing, pricing and amount of such grants and awards, are made by the Compensation Committee. The Board makes the final decision regarding all other elements of executive compensation.

ELEMENTS OF THE PLAN

     The Plan consists of three basic elements: 1) base salary, 2) annual incentive compensation and 3) long-term incentive compensation. The Plan is performance based. Fifty percent of each executive's annual incentive compensation is determined by the executive's performance relative to his predetermined goals, and the remaining fifty percent is determined by the Company's overall performance relative to predetermined goals established by the Board of Directors. One hundred percent of each executive's long-term incentive compensation is based upon Company performance. Goals of the Chief Executive Officer are set by, and reviewed by, the Compensation Committee which makes recommendations to the Board of Directors. Goals of other executives are recommended by the Chief Executive Officer to the Compensation Committee, which in turn reports upon individual performance to the Board.

COMPENSATION PLAN SUMMARY

     Under the Plan, each executive's annual base salary is set at approximately the third quartile of that reported for other companies in the industry. The compensation of the Company's executive officers is also linked to the Company's financial performance as well as the individual officer's performance. As more fully discussed below under "Compensation Committee Report," annual incentive compensation awards under the Annual Incentive Plan (the "AIP") are based upon target award levels expressed as a percentage of base salaries, established at the beginning of each year for participating executives and vary depending upon the individual's level of responsibility and impact on overall Company performance. One-half of the AIP target award value is based on financial performance of the Company and one-half is based on the individual officer's performance. The Plan's long-term incentives include non-qualified options granted under the Long-Term Incentive Plan (the "LTIP") and performance shares (payable in shares of restricted stock and cash after a four-year performance period) granted under the Company's Long-Term Performance Share Plan (the "LTPSP"). The long-term compensation opportunities associated with options that vest at a rate of 25% a year and restricted shares that vest after a four-year period are directly related to the market value of the Company's Common Stock. Long-term incentive awards paid under the LTPSP reward long-term shareholder value enhancement relative to industry competitors over a four-year performance period. One-half of the annual incentive payments under the AIP and all long-term incentive awards under the LTIP and LTPSP are directly related to Company performance.

     A total of 357,000 shares of Common Stock were originally authorized for possible issuance under the Plan. As of March 23, 1994, a balance of 121,537 shares remained available to underlie non-qualified options and restricted stock awards that may be granted in the future under the Plan.
              ---------------------------------------------------
     The following Summary Compensation Table sets forth the annual salary, annual bonus (including cash and restricted stock) and long-term compensation (including restricted stock awards, options granted and long-term incentive cash payments) earned by the Company's Chief Executive Officer and the other four highest paid executive officers of the Company during each of the last three years. In addition, the table sets forth other compensation paid to such persons during 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                                                           ----------------------------------
                                         ANNUAL COMPENSATION
                             -------------------------------------------           AWARDS            PAYOUTS
                                                              OTHER        ----------------------   ---------
                                                              ANNUAL       RESTRICTED                 LTIP       ALL OTHER
                                     SALARY    BONUS(2)   COMPENSATION(3)    STOCK       OPTIONS     PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR     ($)        ($)           ($)            $(4)       (#)(5)      ($)(6)        ($)(7)
- ---------------------------  ----   --------   --------   --------------   ----------   ---------   ---------   ------------
Dennis E. Wheeler..........  1993   $326,584   $248,219                     $ --           9,701     $82,500      $128,656
  Chairman, President &      1992    281,051   187,650          --            60,938      14,041      70,000        11,443
  Chief Executive Officer    1991    275,000   186,500          --            57,475      13,800       --           11,111
Michael L. Clark(1)........  1993    180,748   109,980                        --           4,299       --           --
  Senior                     1992     40,000    26,130          --            27,000       6,221       --           --
  Vice-President-Chief
  Operating Officer
James A. Sabala............  1993    160,145    81,760                        --           3,821      29,040        11,564
  Senior Vice President-     1992    141,083    68,062          --            24,000       5,530      24,650        11,443
  Finance, Chief Financial   1991    137,000    54,600          --            22,688       5,500       --           11,096
  Officer & Treasurer
William F. Boyd............  1993    145,845    58,489                        --           2,597          --         7,745
  Secretary and Corporate    1992    137,667    58,977          --            16,313       3,759       --           11,443
  Counsel                    1991    111,000    41,591          --            18,056       4,100       --            3,208
Alan L. Wilder.............  1993    125,261    52,594                        --           1,244       --            7,075
  Vice                       1992    112,250    40,986                         7,813       1,800       --            7,738
  President-Engineering
                             1991    103,167    20,000                         7,563       1,800       --            5,096

- ---------------

(1) Mr. Clark's employment by the Company commenced on October 1, 1992.

(2) Annual incentive payments under the "AIP" are based upon target award levels established by the Compensation Committee of the Company's Board of Directors (the "Committee") at the beginning of each annual performance period and vary depending upon each participant's responsibilities and base salary. Awards under the AIP are paid after the annual performance period and vary from 0% to 200% of the targets based on actual performance, with one-half the award value based on overall Company financial performance and one-half based on the participant's individual performance. Company financial objectives underlying the measurement of Company performance include both total asset growth and cash flow return on total assets. One-half of each AIP award is paid in cash and one-half is paid in shares of Common Stock.

(3) Does not report perquisites amounting to less than the lesser of $50,000 or 10% of total salary and bonus. In 1993, includes the market value of shares of restricted stock granted under the AIP, based on the closing prices of the shares on the New York Stock Exchange on the date of grant.

(4) Reports the full market value (based on the closing prices of the shares on the New York Stock Exchange on the dates of grant) of aggregate restricted shares awarded. Shares of restricted stock awarded under the LTIP vest upon completion of a four-year performance period after the date of grant. Effective in 1993, the Plan no longer provides for annual awards of restricted stock. Commencing in 1993, performance shares are granted which will be paid in shares of Common Stock and cash in amounts that are not determinable until completion of a four-year cycle. The aggregate number and market value (based on the $21.50 per share closing price of the shares on the New York Stock Exchange on December 31, 1993) of the restricted shares granted pursuant to the LTIP and held by the above executive officers at December 31, 1993 were as follows: Dennis E. Wheeler -- 15,445 shares ($332,068), James A. Sabala -- 6,435 shares ($138,353), Michael L.
    Clark -- 1,615 shares ($34,723), William F. Boyd -- 2,076 shares ($44,634)
    and Alan L. Wilder -- 967 shares ($20,791). Dividends on restricted shares are remitted to each executive as paid by the Company.

(5) Reports the number of shares underlying nonqualified options granted under the LTIP during each of the respective years.

(6) Reports cash payouts (not awards) under the LTIP. Payments are made under the LTIP after the end of the four-year performance period after award. The above reported payments relate to awards made in 1990 and are based on the performance period ending December 31, 1993. See note 2 to the Long-Term Incentive Plan Awards Table below for additional information regarding the LTPSP.

(7) Includes the Company's contributions to its defined contribution Profit Sharing Retirement Plan (the "Profit Sharing Plan") and amounts credited to the Company's Supplemental Retirement Plan (the "Supplemental Retirement Plan"). The amount of the Company's annual contribution to the Profit Sharing Plan, in which all full-time employees who have been employed for over one year and are at least 21 years old participate, is determined annually by the Board of Directors and may not exceed 15% of the participants' aggregate compensation. Accrued benefits under the plan begin vesting after two years of employment and are fully vested after six years of employment. Retirement benefits under the plan are based on a participant's investment fund account upon retirement, the participant's age and the form of benefit payment elected by the participant. The Company maintains the Supplemental Retirement Plan for its executive officers. Under the Supplemental Retirement Plan, an amount is accrued that equals the portion of the contribution to the Company's Profit Sharing Plan that is limited due to restrictions under ERISA. In 1993, Messrs. Wheeler, Sabala and Boyd were credited with contributions of $112,152, $3,496 and $452, respectively, for years of past service through 1992. Mr. Wheeler was credited an additional $4,712 in 1993.

     The following Option Grants Table sets forth, for each of the named executive officers, information regarding individual grants of options granted in March 1994 under the LTIP for services rendered in 1993, and their potential realizable values. Information regarding individual option grants includes the number of options granted, the percentage of total grants to employees represented by each grant, the per-share exercise price and the expiration date. The potential realizable value of the options are based on assumed annual 0%, 5% and 10% rates of stock price appreciation over the term of the option. Also set forth is the amount of the increases in the value of all of the Company's outstanding shares of Common Sock that would be realized in the event of such annual rates of stock price appreciation.

                              OPTION GRANTS TABLE

                                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                                                         ASSUMED
                                                                                               ANNUAL RATES OF STOCK PRICE
                                                                                                      APPRECIATION
                                    INDIVIDUAL GRANTS                                              FOR OPTION TERM (5)
- ------------------------------------------------------------------------------------------  ---------------------------------
                                                % OF TOTAL
                                              OPTIONS GRANTED
                                               TO EMPLOYEES
                            OPTIONS GRANTED      IN FISCAL         EXERCISE       EXPIRATION
           NAME                 (#)(2)            YEAR(3)       PRICE ($/SH)(4)     DATE    0%       5% ($)        10% ($)
- --------------------------  ---------------   ---------------   ---------------   --------  ---   ------------   ------------
Dennis E. Wheeler.........        9,701            35.01%           $20.375       3/18/04   $ 0   $    124,318   $    315,040
Michael L. Clark (1)......        4,299            15.51%            20.375       3/18/04     0         55,092        139,610
James A. Sabala...........        3,821            13.79%            20.375       3/18/04     0         48,966        124,087
William F. Boyd...........        2,597             9.37%            20.375       7/18/04     0         33,280         84,338
Alan L. Wilder............        1,244             4.49%            20.375       3/18/04     0         15,941         40,399
All Shareholders (6)......                                                                    0    196,769,545    498,641,512
Named Executive Officers'
  Gains as a % of All
  Shareholder Gains.......                                                                                 .14%           .14%

- ---------------
(1) Mr. Clark's employment by the Company commenced on October 1, 1992.

(2) The options are nonqualified stock options that become exercisable cumulatively as to 25%, 50%, 75% and 100% after the first, second, third and fourth anniversaries, respectively, after the date of grant.

(3) Based on options for a total of 27,712 shares granted to all employees.

(4) The exercise price is equal to the fair market value on the date of grant of the option.

(5) The potential realizable values shown in the columns are net of the option exercise price. These amounts assume annual compounded rates of stock price appreciation of 0%, 5%, and 10% from the date of grant to the option expiration date, a term of ten years. These rates have been set by the U.S. Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of the Company's Common Stock. Actual gains, if any, on stock option exercises are dependent on several factors including the future performance of the Company's Common Stock, overall stock market conditions, and the optionee's continued employment through the vesting period. The amounts reflected in this table may not actually be realized.

(6) Total dollar gains based on assumed annual rates of appreciation shown and the 15,354,627 shares of Common Stock outstanding on March 23, 1994.

     The following aggregate Option Exercises and Year-End Option Value Table sets forth, for each of the named executive officers, information regarding aggregate exercises of options in 1993 and the number and value of unexercised options at December 31, 1993:

       AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

                                                                                            VALUE OF UNEXERCISED
                             SHARES ACQUIRED         VALUE         NUMBER OF UNEXERCISED        IN-THE-MONEY
           NAME              ON EXERCISE (#)    REALIZED ($)(2)    OPTIONS AT FY-END (#)    OPTIONS AT FY-END ($)
- --------------------------   ---------------    ---------------    ---------------------    ---------------------
                                                                            EXERCISABLE/UNEXERCISABLE(2)
Dennis E. Wheeler.........           --                  --            25,225/32,116            $125,144/$133,755
Michael L. Clark(1).......           --                  --                  0/6,221                    0/$18,663
James A. Sabala...........        6,000             $42,750             6,075/12,755              $19,116/$53,238
William F. Boyd...........           --                  --              1,025/6,834               $6,534/$30,879
Alan L. Wilder............           --                  --                       --                           --

- ---------------

(1) Mr. Clark's employment by the Company commenced on October 2, 1992.

(2) Market value of underlying securities at exercise or year-end, minus the exercise price.

     The following Long-Term Incentive Plan Awards Table sets forth, for each of the named executive officers, long-term incentive plan awards (not payouts) made in March 1994 for services rendered in 1993 under the LTPSP. (Payouts for the completed four-year performance periods ending in 1992 and 1993 are reported above under the Long-Term Compensation Payouts column of the Summary Compensation Table.)

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE

                                                                                ESTIMATED FUTURE-PAYOUTS UNDER
                                                             PERFORMANCE OR     NON-STOCK PRICE BASED PLANS (3)
                                        NUMBER OF             OTHER PERIOD      -------------------------------
                                      SHARES, UNITS         UNTIL MATURATION    THRESHOLD    TARGET     MAXIMUM
             NAME                 OR OTHER RIGHTS (#)(1)       OR PAYOUT           (#)         (#)        (#)
- -------------------------------   ----------------------    ----------------    ---------    -------    -------
Dennis E. Wheeler..............            7,004                12/31/96           3,502       7,004    10,506
Michael L. Clark(2)............            3,109                12/31/96           1,555       3,109     4,664
James A. Sabala................            2,759                12/31/96           1,380       2,759     4,139
William F. Boyd................            1,875                12/31/96             938       1,875     2,813
Alan L. Wilder.................              898                12/31/96             449         898     1,347

- ---------------

(1) Performance share awards under the LTPSP are based upon target award levels established by the Committee at the beginning of each four-year performance period and vary depending upon the participant's responsibilities and base salary. Awards under the LTPSP are paid after the end of a four-year performance period and may vary from 0% to 150% of the targets based on actual Company financial performance. Commencing with LTPSP awards made in 1993, 60% will be paid in shares of Common Stock and 40% will be paid in cash upon completion of the four-year performance period. The first long-term performance awards under the LTIP occurred in 1989 and the first payout of such awards was made in 1992, as reported under the Long-Term Compensation Payouts column of the Summary Compensation Table.

(2) Mr. Clark's employment by the Company commenced on October 2, 1992.

(3) Company financial performance for LTPSP award determination purposes is based on the Company's total shareholder return ("TSR") relative to a group of other companies in the precious metals mining industry (the "Comparable Group"). TSR equals the market price of the Company's Common Stock at the end of the four-year period plus dividends paid during the period, divided by the market price of the Common Stock at the beginning of the period. Actual award levels are based on the relative performance of the Company's TSR relative to the TSRs of the Comparable Group companies. The threshold performance level (i.e., the minimum amount payable) is reached if the Company's TSR is at the 30th percentile, in which case the percent of the target award is 50%. The target performance level is reached if the Company's TSR is at the 50th percentile, in which case the percent of the target award is 100%. The maximum performance level is achieved if the Company's TSR is at or above the 75th percentile, in which case the percent of the target award is 150%.

COMPENSATION COMMITTEE REPORT

     The following description of the Company's executive compensation practices and policies is presented on behalf of the Compensation Committee of the Company's Board of Directors (the "Committee"). The fundamental philosophy of the Company's executive compensation plan is to offer competitive compensation opportunities based on both the individual's performance and the Company's performance. The Company and the Committee receive the services of Hewitt Associates, a leading, independent executive compensation consulting firm, in connection with the implementation of the Company's executive compensation plan. Compensation of the Company's executive officers is reviewed annually by the Committee, which is comprised entirely of outside directors, and is directly linked to the Company's financial performance, comparisons with other companies in the industry and shareholder interests. Total compensation opportunities are competitive with those offered by employers of comparable size in the precious metals mining industry and annual salaries are intended to be in the third quartile of comparable company executive salary levels. The present members of the Committee are Joseph C. Bennett, Jeffery T. Grade and Duane B. Hagadone.

     Annual incentive compensation awards under AIP are based on target award levels, expressed as a percentage of base salaries, established at the beginning of each annual performance period for participating executives and vary (from 50% for the Company's Chairman/President/CEO to lower amounts for other executives) depending upon the individual's level of responsibility and impact on overall Company performance. Specific individual and group objectives, reflecting the executive's responsibilities, are developed for each participating executive prior to the beginning of the year. Objectives for participants other than the Chairman/President/CEO are established for each participant and approved by the Chairman/President/CEO. Individual objectives for the Chairman/President/CEO are established by the Committee and for 1993 included objectives relating to the operation, management and growth of the Company. In addition, financial objectives are established for the Company based on growth of total assets and cash flow return on total assets. Actual awards paid after the end of each annual performance period vary from the target awards based on the actual versus targeted performance objectives. One-half of the target award value is based on financial performance of the Company and one-half is based on the individual performance of the participant. Awards vary from zero percent to 200 percent of the target awards and are 50% payable in cash and 50% in shares of Common Stock.

     Long-term incentive awards under the Plan consist of non-qualified stock options granted under the LTIP and performance shares awarded under the LTPSP. Of each long-term incentive awarded, 40% is allocated to non-qualified stock options granted under the LTIP and 60% is allocated to performance shares awarded under the LTPSP.

     Awards of non-qualified stock options are based on established percentages of base salary and vest cumulatively at a rate of 25% per year. The options expire ten years after the date of grant. Option exercise prices are equal to the fair market value of the Common Stock on the date of grant. As of March 23, 1994, non-qualified stock options to purchase a total of 153,600 shares of Common Stock at an average exercise price of $18.31 per share were outstanding.

     Performance shares awarded under the LTPSP are designed to award key executives for overall Company performance over a four-year time period and to align the interests of such executives with those of shareholders by rewarding increases in shareholder value. Before each four-year performance period begins, target awards, expressed as a percentage of base salaries, are established for each executive, with a target award level (varying from 25% for the Company's Chairman/President/CEO to lower amounts for other executives) for each participant depending upon the individual's level of responsibility and impact on overall total return to shareholders. Actual awards paid at the end of the four-year performance period vary from the initial award target based on the actual total shareholder return ("TSR") of the Company relative to the TSRs of a group of other companies in the precious metals mining industry (the "Comparable Group"). TSR is the price of the Common Stock at the end of the year plus dividends during the year, divided by the market value of the Common Stock at the beginning of the year. Actual award payments may vary from zero percent to 150% of the target awards. Final awards under the LTPSP, which are not determinable until completion of the four-year performance period, are paid 60% in shares of restricted stock and 40% in cash.

     As discussed above, one-half of the annual incentive awards under the AIP and all long-term incentive awards under the LTPSP are directly related to Company performance. Growth of total assets and cash flow return on total assets are considered in establishing Company financial objectives for purposes of AIP incentive payment determinations and Company TSR in comparison with Comparable Group TSRs is used to determine actual long-term cash incentive award payments under the LTPSP. Individual performance is measured against predetermined individual or group objectives, the formulation of which reflect the nature of the particular executive's responsibilities, in determining one-half of the annual incentive payments under the AIP.

     The Committee determined in December 1992 that an 18% increase in the base salary of the Chairman/President/CEO in 1993 over the prior year was appropriate in light of the following 1992 Company performance accomplishments: (i) the successful consummation in December 1992 of an underwritten public offering of $75 million principal amount of 7% Convertible Subordinated Debentures due 2002, enhancing the Company's ability to fund the possible acquisition of or investment in additional precious metals properties or businesses and possible developmental activities thereon; (ii) the overall financial growth of the Company, which largely resulted from the above public offering, as evidenced by the increases in the Company's total assets and working capital from approximately $262 million and $132 million, respectively, at December 31, 1991, to approximately $325 million and $182 million respectively, at December 31, 1992; (iii) the production success experienced at the Company's Rochester Mine during 1992; (iv) the successful continua-tion of developmental activities at the Company's Kensington project in Alaska and Fachinal property in Chile; (v) the positive results at the Company's Flexhaust Company Division from the reinstitution of a Company-employed sales force and the effective consolidation of its manufacturing operations that are expected to result in future operating efficiencies there; and (vi) the reduction in the Company's total expenses from approximately $29.1 million in 1991 to approximately $14.1 million in 1992, primarily as a result of the Callahan merger completed during 1992.

     Payments made under the AIP based on 1993 performance reflect the following Company performance accomplishments: (i) the negotiation and consummation on April 30, 1993 of the Company's acquisition of an 80% operating interest in the Golden Cross Mine in New Zealand; (ii) the operating efficiencies achieved at the Golden Cross Mine after the Company's acquisition, including the reduction in cash costs of operation from $245 per ounce in the period January 1 through April 30, 1993 to $220 from May 1 through December 31, 1993, as well as improvements in the gold recovery rate and monthly gold production during the final eight months of 1993; (iii) the successful production performance at the Rochester Mine, which produced a record 5.9 million ounces of silver in 1993 compared to 5.4 million ounces in 1992; (iv) the continued recognition of the Company for its environmental record, including the inclusion by the National Environmental Development Association of the Company on its "Star" award honor roll; (v) the increase in the Company's total revenues from $56.4 million in 1992 to $83.7 million in 1993 and the increase in total gold production from approximately 56,000 ounces in 1992 to 123,000 ounces in 1993; (vi) the increase in the Company's total precious metals reserves to approximately 3.6 million ounces of gold and 138.6 million ounces of silver at the end of 1993; (vii) the favorable settlement during 1993 of a three-year old class action law suit and resolution during the year of the Bunker Hill Superfund site uncertainty; (viii) the Company's acquisition in 1993 of 66 2/3% of the Jualin property adjacent to the Kensington property in Alaska; and (ix) the continued successful development of the Fachinal gold/silver project in Chile and commencement of a final feasibility study there. Payments under the LTIP, which exceeds the targets established under that plan, were based on the Company's total shareholder return relative to the Comparable Group during the four-year period ending in 1993.

     The Committee concluded that Mr. Wheeler's 1993 performance as Chairman/President/CEO of the Company exceeded the objectives established by the Committee. That conclusion and the determination of his awards, which exceeded targets established under the AIP for 1993 performance, were based upon: (i) the Company's 1993 performance accomplishments described in the above paragraph and, in particular, Mr. Wheeler's instrumental role in achieving the Company's entry into New Zealand in connection with the Golden Cross Mine acquisition and the smooth transition and improved operating performance realized there; (ii) the successful integration of Michael L. Clark in the new position of Chief Operating Officer of the Company, as demonstrated by the establishment of a new safety program within the Company which resulted in the lowest level of lost-time accidents at the Rochester Mine in its history, the Company's meeting of all budget targets and setting of a silver production record at the Rochester Mine and the commencement of the Fachinal project final feasibility study during the fourth quarter; (iii) Mr. Wheeler's leadership in the industry in being named by the American Institute of Mining, Metallurgical and Petroleum Engineers, a national organization comprised of 90,000 members, as that organization's 1993 winner of its Environmental Conservation Distinguished Service Award; and (iv) Mr. Wheeler's role as a primary spokesperson for U.S.

mining companies in Washington, D.C. in connection with efforts to obtain favorable resolution of amendments to the country's mining law which are deemed adverse to the general mining industry.

                                Compensation Committee of the Board of Directors
                                                               Joseph C. Bennett
                                                                Jeffery T. Grade
                                                               Duane B. Hagadone

SUPPLEMENTAL RETIREMENT DEFERRED COMPENSATION PLAN

     On May 11, 1993, the Board of Directors adopted a Supplemental Retirement Deferred Compensation Plan pursuant to which officers may defer up to 25% of their salary as well as the cash portion of awards under the AIP and LTPSP. Amounts deferred accrue interest at a prime lending rate not to exceed 10% and payout may be effected by a lump sum or an annuity.

DIRECTORS' FEES

     Outside directors receive an annual director's fee of $25,000 and also receive an additional fee of up to a total of $25,000 per year for services as a director of one or more of the Company's subsidiaries. Committee members receive no compensation for their services. Each outside director of the Company received total director's fees of $50,000 in 1993.

DIRECTORS' RETIREMENT PLAN

     On March 19, 1993, the Company, with the advice of an independent consulting firm, adopted the Coeur d'Alene Mines Corporation Directors' Retirement Plan. Participants under the Plan are limited to outside directors who have a minimum of five years of service. Under the Plan, a participant is entitled to one year of retirement benefit for each year of service up to a maximum of ten years retirement benefits. Each year's retirement benefit is equal to 40% of that outside director's annual compensation as a director of the Company at the time of retirement.

CHANGE IN CONTROL PROVISIONS

     In the event of a change in control of the Company, as defined below (a "Change in Control"), all awards under the Plan fully vest as follows: (i) all unvested stock options become fully exercisable; (ii) all unvested shares of restricted stock become fully vested so that the restrictions on the sale of such stock lapse on the Change in Control date; (iii) cash payments for stock appreciation rights ("SARs"), if any, must be made to the SAR holders within 30 days following the Change in Control; (iv) cash or Common Stock payments of performance awards made under the Plan must be fully paid within 30 days following the date of the Change in Control. A Change in Control of the Company for purposes of the Plan is deemed to occur in the event of (i) an organization, group or person acquires beneficial ownership of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities; (ii) a majority of the members of the Company's Board of Directors during any two-year period is replaced by directors who are not nominated and approved by the Board; (iii) a majority of the Board members is represented by, appointed by or affiliated with any organization, group or person whom the Board has determined is seeking to affect a

Change in Control of the Company; or (iv) the Company is combined with or acquired by another company and the Board determines, either before or after such event, that a Change in Control will or has occurred.

EMPLOYMENT AGREEMENTS

     The Company has an employment agreement with Dennis E. Wheeler, Chairman of the Board, President and Chief Executive Officer, which provides for a term of employment through June 1, 1996. Mr. Wheeler's employment agreement includes the same Change in Control provisions as those included in the Executive Severance Agreements described below, and in the event of his death, his employment agreement provides for the lump sum payment to his estate of an amount equal to his annual base salary at the time of such death.

     On June 28, 1993, the Company extended through December 31, 1994, the Executive Severance Agreements with four executive officers and three key managerial employees of the Company ("Executives") pursuant to which certain benefits will be payable to the Executives in the event of a Change in Control of the Company and the termination of the Executive's employment within two years after such Change in Control for any reason other than for cause, disability, death, normal retirement or early retirement. (The term "Change in Control" for purposes of the Executive Severance Agreements has the same meaning as that discussed above under "Change in Control Provisions.")

     The benefits payable to an Executive in the event of a Change in Control and such termination of employment are (i) the continued payment of the Executive's full base salary at the rate in effect immediately prior to his or her termination of employment, as well as the short-term and long-term bonuses at 100% of the target levels provided under the AIP and LTPSP for the two years following such termination of employment; (ii) the continued payment by the Company during that period of all medical, dental and long-term disability benefits under programs in which the Executive was entitled to participate immediately prior to termination of employment; (iii) acceleration of the exercisability and vesting of all outstanding stock options, stock appreciation rights, restricted stock, performance plan awards and performance shares granted by the Company to the Executive under the Plan; and (iv) the granting to the Executive of continued credit through the two-year period following termination of employment for purposes of determining the Executive's retirement benefits under the Company's Profit Sharing Plan. Each Executive Severance Agreement provides that if the severance payments provided thereunder would constitute a "parachute payment," as defined in Section 280G of the Internal Revenue Code, the payment will be reduced to the largest amount that would result in no portion being subject to the excise tax imposed by, or the disallowance of a deduction under, certain provisions of the Code. Accordingly, the present value of such payment will generally be required to be less than three times the Executive's average annual taxable compensation during the five-year period preceding the Change in Control.

CERTAIN TRANSACTIONS

     In recent years, the Congress has considered repealing or amending the Mining Law of 1872. Any such legislation, if passed, could have an adverse impact upon the Company's business. Mr. James A. McClure, a director of the Company, is the President and a principle shareholder of the consulting firm of McClure, Gerard & Neuenschwander, Inc. This firm represents a group of 21 mining companies that have retained the firm to oppose such legislation and who share in the cost of services. In addition, the firm performed services for the Company and its venture partner, Echo Bay Mines, regarding legislative issues concerning the

Kensington Venture near Juneau, Alaska. During 1993, the Company paid the firm $190,893 for consulting services and expects to pay the firm in excess of $125,000 for consulting services to be rendered in 1994.

     In December 1993, the Board of Directors of the Company approved the proposed purchase by the Company from Dennis E. Wheeler, Chairman, President and Chief Executive Officer of the Company, and his wife of two vacant lots consisting of approximately 11,000 square feet located adjacent to the Company's headquarters on Front Street in Coeur d'Alene, Idaho for a purchase price of $264,000. The purchase price is based on the appraised market value of the property, as determined by an independent appraiser. Mr. Wheeler and his wife originally acquired a one-fourth interest in the land in 1985 and 1986 and acquired the remaining interests in October 1991. The Board believes that acquisition of the property will facilitate the possible expansion of the Company's office facilities.

     The Company has required and operated an aircraft leased by it for its business since 1986. In early 1993, the Company determined it was necessary to retire its existing aircraft and sought to obtain a replacement. Pursuant to a contract entered into on January 11, 1993, the Company agreed to purchase a 1979 Learjet 35A and a hangar facility from The Hagadone Corporation, of which Duane
B. Hagadone, a director of the Company, is the President and a principal shareholder, for $2.1 million. The transaction was approved by the Company's Board of Directors at its quarterly meeting held on December 17, 1992. Mr. Hagadone was not present during the portion of the meeting when this transaction was discussed. The purchase price of the aircraft was $1.75 million. An aircraft marketing specialist was marketing the aircraft at an asking price of $1.95 million and advises that bona fide offers in excess of the Company's purchase price were received. The purchase price of the hangar facility was $350,000. The Company had two independent studies done on the replacement cost of the facility. One such study valued the facility at approximately $489,467 and the other at $698,320.

                              SHAREHOLDER PROPOSAL

     The Company has been notified that a shareholder of the Company intends to present for consideration and action at the Annual Meeting the following proposal. FOR THE REASONS SET FORTH BELOW, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSAL.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is necessary to approve the proposal. The Company will, on request made to the Secretary of the Company at the address shown on the cover page of this Proxy Statement, furnish the name, address and number of shares of Common Stock of the Company held by the proponent of the proposal.

SHAREHOLDER PROPOSAL

     "Resolved that the stockholders recommend that the board of directors adopt the following policy. All Coeur d'Alene directors must hold a minimum of 10,000 shares of the company's stock."

SUPPORTING STATEMENT OF PROPONENT

     "We stockholders deserve board directors truly representative of our interests. The present board and senior executive officers have opted to make only a token investment in the company they serve. As of the

1992 proxy statement the board directors owned approximately 1/2% of the total equity of the company. Three of six board directors owned 350 shares or less of stock. This is unacceptable.

     Passing this proposal will produce Coeur d'Alene directors whose financial interests will be aligned with the stockholders' interests."

OPPOSING STATEMENT OF THE BOARD OF DIRECTORS

     The Board of Directors believes that the above proposal (the "Proposal") to impose an absolute minimum shareholding requirement upon its directors is arbitrary, unrealistic and not in the best interest of the Company or its shareholders.

     The selection of a Board member should be based upon the experience, expertise and ability of the person to meaningfully contribute to the Board's deliberations and decision-making. Although members of the Company's Board of Directors historically have been, and currently are, shareholders of the Company, the size of their shareholdings is not, and should not be deemed, determinative of the contribution such person may make to the Board. The Proposal is unclear as to whether or at what time it would apply to this year's election of directors. However, if it were deemed to impose a nominee qualification requirement, every one of the Company's four outside directors would be disqualified.

     Requiring each director to own at least 10,000 shares of the Company's Common Stock, which had a market value of approximately $200,000 at the time of the printing of this Proxy Statement, would be neither rational nor practicable. It would be very difficult, perhaps impossible, to obtain a slate of outside directors who are qualified by experience to serve and are also willing to invest $200,000 to qualify for election to the Board. The imposition of a minimum share ownership requirement would unreasonably limit the availability of qualified nominees and be contrary to the overwhelmingly prevailing public company practice.

     ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL.

                            STOCK PERFORMANCE CHART

     The following chart compares the Company's cumulative total shareholder return with the S&P 500 Index, which is a performance indicator of the overall stock market, and Company-determined peer groups.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG COEUR D'ALENE MINES CORPORATION, S&P 500 INDEX
                           & PEER GROUP INDICES**/***


                                  COEUR D'ALENE                      NEW PEER        OLD PEER
  MEASUREMENT PERIOD            MINES CORPORATION     S&P 500        GROUP IN        GROUP IN-
(FISCAL YEAR COVERED)             COMMON STOCK        INDEX            DEX**          DEX***
     DEC. 1988                        100.00          100.00          100.00          100.00
     DEC. 1989                        134.19          131.59          135.80          133.85
     DEC. 1990                        106.12          127.49          119.62          110.18
     DEC. 1991                         89.74          166.17          107.86           90.42
     DEC. 1992                         73.96          178.81           97.80           77.66
     DEC. 1993                        138.07          196.75          168.59          137.93

Assumes $100 invested on January 1, 1987 in the Company's Common Stock, S&P 500 Index and each peer group index.
- ---------------
   * Total return assumes reinvestment of dividends.

  ** The issuers of common stock included in the new peer group index are Amax
     Gold Inc., American Barrick Resources Corporation, ASARCO Incorporated, Battle Mountain Gold Co., Dickenson Mines Ltd., Echo Bay Mines, FMC Gold Company, Hecla Mining Company, Homestake Mining Company, LAC Minerals Ltd., Newmont Gold Company, Pegasus Gold Inc. and Placer Dome Inc. In 1993, the Committee expanded the previously used old peer group and formulated the new peer group in order to impose more rigorous targets in connection with the operation of the LTIP and LTPSP. The Company desires to use the same peer group in its stock performance chart. The new peer group is the basis for the New Peer Group Index set forth above.

 *** The issuers of common stock included in the old peer group index, which was set forth in last year's proxy statement, are ASARCO, Inc., Battle Mountain Gold Co., Echo Bay Mines, Ltd., FMC Gold Co., Hecla Mining Co., Homestake Mining Co., Newmont Gold Co., Placer Dome Inc. and Sunshine Mining Co.

**** Fiscal year ending December 31.

                            INDEPENDENT ACCOUNTANTS

     The Company's Board of Directors has appointed Ernst & Young to serve as the Company's independent public accountants for the current fiscal year. A resolution will be presented at the Annual Meeting to ratify the appointment by the Company's Board of Directors of Ernst & Young to serve as the Company's independent public accountants for the current fiscal year. A majority vote is required for ratification. A representative of Ernst & Young will be present at the Annual Meeting to answer any questions concerning the Company's financial statements and to make a statement if he desires to do so.

                           1995 SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 1995 Annual Meeting must be received by the Secretary of the Company, 400 Coeur d'Alene Mines Building, Post Office Box I, Coeur d'Alene, Idaho 83814 no later than December 1, 1994, in order for them to be considered for inclusion in the 1995 Proxy Statement.

                                 OTHER MATTERS

     Management is not aware of any other matters to be considered at the meeting. If any other matters properly come before the meeting, the persons named in the enclosed Proxy will vote said Proxy in accordance with their discretion.

     This Proxy Statement is accompanied by the Annual Report of the Company which includes financial statements for the year ended December 31, 1993. The Annual Report is not to be regarded as part of the proxy solicitation materials.

                                          By order of the Board of Directors,

                                          COEUR D'ALENE MINES CORPORATION

                                          /s/ WILLIAM F. BOYD

                                          William F. Boyd
                                          Secretary

Coeur d'Alene, Idaho
April 1, 1994

                        COEUR D'ALENE MINES CORPORATION

         400 COEUR D'ALENE MINES BUILDING, 505 FRONT AVENUE, P.O. BOX I

                           COEUR D'ALENE, IDAHO 83814

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 10, 1994, 9:30 A.M., LOCAL TIME

The undersigned appoints Dennis E. Wheeler or, in his absence, William F. Boyd, proxy of the undersigned, with full power of substitution, to vote all shares of Coeur d'Alene Mines Corporation common stock the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held May 10, 1994, or at any adjournment thereof, with all powers the undersigned would have if personally present.

THE SHARES WILL BE VOTED AS DIRECTED, AND WITH RESPECT TO OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING AS THE PROXIES SHALL DECIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2 AND AGAINST PROPOSAL 3.

The Board of Directors recommends a vote "FOR" proposal no. 1:
1.  TO ELECT DIRECTORS

    / / FOR all seven nominees listed below (except as marked to the contrary below)

      J.C. BENNETT, J.J. CURRAN, J.T. GRADE, D.B. HAGADONE, J.A. MCCLURE,
                         J.A. SABALA and D.E. WHEELER.

   (INSTRUCTION: To withhold authority for any individual nominee write that nominee's name on the space provided below.)
- --------------------------------------------------------------------------------
   / / WITHHOLD AUTHORITY to vote for all nominees listed above.
                                                     (Continued on reverse side)

The Board of Directors recommends a vote "FOR" proposal no. 2:
2. TO RATIFY THE SELECTION OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 1994.

FOR / /                 AGAINST / /                 ABSTAIN / /

The Board of Directors recommends a vote "AGAINST" proposal no. 3:
3. TO VOTE ON A SHAREHOLDER PROPOSAL REQUIRING EACH DIRECTOR TO OWN A MINIMUM OF 10,000 SHARES OF COMPANY COMMON STOCK.

FOR / /                 AGAINST / /                 ABSTAIN / /

4. In their discretion, the Proxies are authorized to vote upon such other business as properly may come before the meeting.

                                                      Sign exactly as your name
                                                      appears hereon. When
                                                      signing in a
                                                      representative or
                                                      fiduciary capacity,
                                                      indicate title. If shares
                                                      are held jointly, each
                                                      holder should sign.

                                                      Date -------------- , 1994

                                                      --------------------------

                                                      --------------------------
                                                             Signature of
                                                            Shareholder(s)